EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

November 6, 2019

AquaVenture Holdings Limited Announces Third Quarter 2019 Earnings Results

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-Service® (“WAAS®”) solutions, today reported financial results for the quarter ended September 30, 2019.

Financial Highlights and Recent Developments

•

Total revenues of $52.9 million reflected a 43.8% increase over the prior year period, comprised of 10.5% organic growth and 33.3% inorganic growth.  On a segment basis, Quench and Seven Seas Water revenues grew 44.7% and 42.5%, respectively, over the prior year period.

•	Net loss of $3.9 million, or ($0.13) per share, compared to net loss of $2.7 million, or ($0.10) per share, in the prior year period.
•	Adjusted EBITDA was $20.4 million, a 60.5% increase over the prior year period. Adjusted EBITDA Margin was 38.4%, an improvement of 400 basis points compared to the prior year period.
•	Adjusted EBITDA plus principal collected on the Peru construction contract increased 55.9% to $21.7 million from $13.9 million in the prior year period.
•

In July, the Company completed its first follow-on offering of 4,715,000 ordinary shares at a public offering price of $16.88, including 615,000 ordinary shares issued upon the underwriters’ full exercise of their option to purchase additional shares. The aggregate net proceeds received by the Company from the offering was approximately $75.4 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

•

Quench completed the acquisitions of Mirex AquaPure Solutions, L.P. and Flowline Canada, Inc. on October 1, 2019, acquiring substantially all the point-of-use water filtration assets of the Houston, Texas and Edmonton, Canada based companies, respectively.

•

Seven Seas Water extended its agreement with its customer in The Bahamas by nine years, effective August 1, 2019. Under the agreement, the Company will continue delivering potable water and wastewater treatment services to the Emerald Bay development in Great Exuma, The Bahamas.

Tony Ibarguen, AquaVenture’s President and Chief Executive Officer announced: “AquaVenture delivered another robust quarter of revenue and Adjusted EBITDA growth, as we executed on our organic and inorganic growth strategies. In our Quench segment, we showed very strong organic growth of 18% year over year, and continued to execute on our acquisition strategy, acquiring Carolina Pure Water Systems during the third quarter and announcing the acquisitions of Mirex AquaPure Solutions and Flowline Canada in early October. In our Seven Seas Water segment, we had a solid quarter in the wastewater business, growing our active lease portfolio to 102 leases as of September 30, 2019, up from 97 leases at June 30, 2019; and in the desalination business we announced the extension of our agreement in The Bahamas by nine years, demonstrating the value of our long-term customer relationships. Given the strong year-to-date results and our confidence in the growth momentum in both businesses, we are raising our full year 2019 guidance ranges to meet our improved expectations. We are pleased with the trajectory and execution of both businesses as we continue to create clean water solutions for customers around the world.”

Consolidated Financial Performance

For the three months ended September 30, 2019, total revenues of $52.9 million increased 43.8% from $36.8 million in the prior year period, which were comprised of 10.5% organic growth and 33.3% inorganic growth. Total gross margin of 50.0% decreased from 53.4% in the prior year period.

Total selling, general and administrative expenses (“SG&A”) increased to $23.5 million in the third quarter of 2019 from $20.8 million in the same period of 2018. SG&A as a percentage of revenue was 44.4% for the three months ended September 30, 2019, a decrease from 56.6% for the three months ended September 30, 2018.

Net loss for the third quarter of 2019 was $3.9 million, compared to a net loss of $2.7 million in the same period of 2018. Adjusted EBITDA was $20.4 million for the third quarter of 2019, a 60.5% increase over $12.7 million in the same period of 2018. Adjusted EBITDA Margin of 38.4% for the third quarter of 2019 increased 400 basis points from 34.4% in the same period of 2018. Adjusted EBITDA plus the principal collected on the Peru construction contract was $21.7 million in the third quarter of 2019, an increase of 55.9% over $13.9 million in the same period of 2018.

For the nine months ended September 30, 2019, total revenues of $150.9 million increased 45.4% from $103.8 million in the prior year period. Gross margin was 51.3% compared to 52.9% in the prior year period, a decrease of 160 basis points. Total SG&A was $69.3 million for the nine months ended September 30, 2019, or 45.9% of revenue, compared to $59.7 million for the nine months ended September 30, 2018, or 57.5% of revenue. Net loss was $13.1 million, or ($0.46) per share, compared to a net loss of $14.0 million, or ($0.53) per share in the prior year period.

Adjusted EBITDA was $55.6 million for the nine months ended September 30, 2019, a 62.3% increase over $34.2 million in the same period in 2018. Adjusted EBITDA Margin increased 380 basis points to 36.8% from 33.0% in the prior year period. Adjusted EBITDA plus the principal collected on the Peru construction contract was $59.5 million for the nine months ended September 30, 2019, an increase of 57.1% over the prior year period.

As of September 30, 2019, cash and cash equivalents were $109.5 million and total debt was $317.6 million.

Net cash provided by operating activities for the nine months ended September 30, 2019 was $20.2 million compared to $22.0 million for the same period of 2018. Cash flow from operations for the nine months ended September 30, 2019 was impacted by higher cash interest expense related to incremental borrowings, higher operating cash outflows related to the prospective adoption of the new lease accounting guidance which requires certain cash outflows to be recategorized in operating activities from investing activities, and higher working capital needs principally driven by the substantial year-over-year growth in our Quench segment. Capital expenditures were $28.6 million for the first nine months of 2019, compared with $12.9 million in the prior year period. The increase in capital expenditures was primarily due to growth activities in connection with our AUC operations.

Third Quarter 2019 Segment Results

Seven Seas Water

Seven Seas Water revenues for the three months ended September 30, 2019 increased $6.6 million, or 42.5%, compared to the same period of 2018, which were comprised of 42.0% inorganic growth and 0.5% organic growth. Bulk water revenues increased $0.4 million, or 2.5%, compared to the prior year period, primarily due to the commencement of our water contract in Anguilla which began in October 2018. Rental revenues and product sales increased $3.9 million and $2.4 million, respectively, primarily due to the inclusion of our AUC operations which were acquired in November 2018.

Seven Seas Water gross margin for the three months ended September 30, 2019 decreased 510 basis points to 51.5% compared to 56.6% in the prior year period. Impacting the gross margin for the three months ended September 30, 2019 was $0.7 million of additional depreciation expense on property, plant and equipment related to the finalization of purchase accounting for the AUC acquisition. Bulk water gross margin of 53.6% remained relatively flat compared to the prior year period. Rental and product sales gross margin of 53.8% and 17.0%, respectively, for the three months ended September 30, 2019 had no comparative period as both primarily related to the acquisition of the AUC operations in November 2018.

Seven Seas Water SG&A expenses of $6.9 million for the three months ended September 30, 2019 decreased $0.7 million compared to the prior year period. The decrease was primarily due to lower share-based compensation expense of $1.5 million driven by the completion of the vesting of certain equity grants made in connection with our initial public offering in 2016. This decrease was partially offset by $0.7 million higher amortization expense and $0.1 million higher compensation and benefits expense primarily due to the acquisition of the AUC operations in November 2018. Seven Seas Water SG&A expenses as a percentage of revenue were 31.1% for the three months ended September 30, 2019, a decline compared to 48.8% for the same period of 2018.

Net income for our Seven Seas Water segment was $0.6 million for the three months ended September 30, 2019 compared to $0.4 million in the same period of 2018. Adjusted EBITDA of $11.9 million for the third quarter of 2019 increased 54.7% over $7.7 million in the prior year period. Adjusted EBITDA Margin increased 420 basis points to 53.4% in the third quarter of 2019 from 49.2% in the same period of 2018. Adjusted EBITDA plus principal collected on the Peru construction contract was $13.2 million in the third quarter of 2019, an increase of 48.3% over $8.9 million in the prior year period.

For the nine months ended September 30, 2019, Seven Seas Water revenues were $65.2 million, an increase of 42.6% over revenues of $45.7 million in the prior year period. Gross margin decreased 190 basis points to 54.3% from 56.2% in the prior year period. Total SG&A expenses were $21.5 million for the nine months ended September 30, 2019, or 33.0% of revenue, as compared to $22.4 million in the prior year period, or 48.9% of revenue. Net income was $2.2 million compared to a net loss of $3.6 million in the prior year period. Adjusted EBITDA was $34.4 million for the nine months ended September 30, 2019, an increase of 54.7% over $22.2 million in the same period of 2018. Adjusted EBITDA Margin increased 410 basis points to 52.7% from 48.6%. Adjusted EBITDA plus principal collected on the Peru construction contract was $38.3 million, a 48.2% increase over $25.8 million in the prior year period.

Quench

Quench revenues for the three months ended September 30, 2019 increased $9.5 million, or 44.7% compared to the same period of 2018, which were comprised of 26.5% of inorganic net growth and 18.2% organic growth. The prior year period included $1.3 million of revenue from the Atlas High Purity Solutions business which was divested in October 2018. Rental revenues increased $4.1 million, or 25.2%, compared to the prior year period, which was comprised of 15.9% inorganic net growth from acquisitions and 9.3% of organic growth due to additional units placed under new leases in excess of unit attrition. Product sales increased $5.4 million compared to the same period of 2018, which included $3.2 million of inorganic net growth primarily due to the acquisitions of PHSI and Bluline in December 2018, and $2.2 million of organic growth driven by higher indirect dealer equipment sales and coffee sales.

Quench gross margin for the three months ended September 30, 2019 decreased to 48.9% from 51.0% for the same period of 2018. Rental gross margin for the third quarter of 2019 was 53.7%, a decrease from 56.2% in the prior year period, primarily due to an increase in depreciation and amortization expense as a percentage of revenues, and higher freight expense, partially offset by lower compensation and benefits as a percentage of revenues due to the continued leveraging of the platform, as well as lower filtration and parts expense. Product sales gross margin increased to 39.5% for the three months ended September 30, 2019 from 34.2% in the prior year period, primarily driven by the inclusion of PHSI dealer equipment sales.

Quench SG&A expenses for the three months ended September 30, 2019 increased $3.3 million to $15.5 million compared to the prior year period. The increase was driven by $2.3 million higher amortization expense primarily related to the addition of intangible assets from recent acquisitions and $0.7 million higher compensation and benefits primarily driven by increased headcount from the inclusion of staff added from certain acquisitions. Partially offsetting this increase was lower share-based compensation expense of $0.5 million driven by the completion of the vesting of certain equity grants made in connection with our initial public offering in 2016. Quench SG&A expenses as a percentage of revenue were 50.4% for the three months ended September 30, 2019, a decline compared to 57.5% for the same period of 2018.

Quench had a net loss of $2.0 million for the third quarter of 2019 compared to a net loss of $2.3 million in the prior year period. Adjusted EBITDA of $9.4 million for the third quarter of 2019 increased 63.8% over $5.7 million in the same period of 2018. Adjusted EBITDA Margin increased 360 basis points to 30.6% in the third quarter of 2019 from 27.0% in the prior year period.

For the nine months ended September 30, 2019, Quench revenues were $85.7 million, an increase of 47.6% over revenues of $58.1 million in the prior year period. Gross margin decreased 140 basis points to 48.9% from 50.3%. Total SG&A expenses were $44.1 million for the nine months ended September 30, 2019, or 51.5% of revenue, as compared to $34.1 million in the prior year period, or 58.7% of revenue. Net loss was $6.8 million compared to $7.2 million in the prior year period. Adjusted EBITDA was $24.2 million for the nine months ended September 30, 2019, an increase of 66.9% over $14.5 million in the same period of 2018. Adjusted EBITDA Margin increased 330 basis points to 28.2% from 24.9%.

Corporate and Other

Corporate and Other SG&A of $1.1 million for the three months ended September 30, 2019 increased $0.1 million compared to the same period of 2018.

Corporate and Other SG&A was $3.6 million for the nine months ended September 30, 2019, an increase of $0.4 million compared to $3.2 million in the prior year period, primarily due to higher professional fees in connection with corporate activities.

2019 Outlook

For the full year 2019 outlook, the Company has incorporated the strong financial performance reported for the nine months ended September 30, 2019 and the anticipated contribution of the acquisitions completed since the beginning of the year.  As a result, the Company increased its full year 2019 outlook and now expects to achieve the following financial results:

•	Revenues between $197 and $201 million;
•	Adjusted EBITDA between $72 million and $75 million;
•	Principal collected on the Peru construction contract is projected to be $5.3 million; and
•	Adjusted EBITDA plus the principal collected on the Peru construction contract between $77 million and $80 million.

These ranges do not include estimates in connection with any pending or future acquisitions.

The above statements are based on current targets. These statements are forward-looking, and actual results may differ materially. We do not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, acquisition-related expenses and purchase accounting fair value adjustments, among other factors, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

About AquaVenture

AquaVenture is a multinational provider of WAAS® solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a leading provider of filtered water systems and related services with more than 155,000 company-owned units installed at institutional and commercial customer locations across the U.S. and Canada; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing more than 8.5 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Conference Call and Webcast Information

AquaVenture will host an investor conference call on Wednesday, November 6, 2019 at 8:00 a.m. EDT. Prior to the conference call, AquaVenture will post an investor presentation on the Investor Relations section of the Company’s website, www.aquaventure.com. Interested parties are invited to listen to the conference call by dialing 1-855-327-6837, or, for international callers, 1-631-891-4304 and ask for the AquaVenture conference call. Replays of the entire call will be available through November 13, 2019 at 1-844-512-2921, or, for international callers, at 1-412-317-6671, conference ID #10007809. A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.aquaventure.com. A copy of this press release is also available on the Company’s website.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus; its forecast of full-year 2019 financial results; expectations regarding future business development and acquisition activities; its expectations regarding performance, growth, cash flows and margins from recently completed and pending acquisitions; its ability to capitalize on vertical integration opportunities; and the impacts on operating results of the timing, size, integration and accounting treatment of acquisitions, constitute forward-looking statements. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$109,520	$56,618
Trade receivables, net of allowances of $1,109 and $1,034, respectively	24,441	21,437
Inventory	18,330	15,496
Current portion of long-term receivables	7,403	6,538
Prepaid expenses and other current assets	8,846	8,272
Total current assets	168,540	108,361
Property, plant and equipment, net	162,458	150,064
Construction in progress	21,346	15,427
Right-of-use assets	10,982	—
Restricted cash	4,268	4,153
Long-term receivables	34,468	40,574
Other assets	11,006	6,251
Deferred tax asset	4,473	4,191
Intangible assets, net	180,395	205,443
Goodwill	199,194	190,999
Total assets	$797,130	$725,463
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,881	$8,235
Accrued liabilities	21,487	25,116
Current portion of long-term debt	7,269	6,494
Deferred revenue	4,621	3,890
Total current liabilities	41,258	43,735
Long-term debt	310,307	313,215
Deferred tax liability	18,036	18,465
Other long-term liabilities	13,650	13,450
Operating lease liabilities, non-current	10,090	—
Total liabilities	393,341	388,865
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value, 250,000 shares authorized; 31,722 and 26,780 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	662,225	582,127
Accumulated other comprehensive income	(252)	(421)
Accumulated deficit	(258,184)	(245,108)
Total shareholders' equity	403,789	336,598
Total liabilities and shareholders' equity	$797,130	$725,463

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Bulk water	$14,992	$14,626	$44,916	$42,682
Rental	24,286	16,261	68,660	45,041
Product sales	12,769	4,952	34,511	13,012
Financing	900	985	2,809	3,048
Total revenues	52,947	36,824	150,896	103,783
Cost of revenues:
Bulk water	6,958	6,771	20,481	20,021
Rental	11,245	7,130	30,898	20,240
Product sales	8,271	3,256	22,157	8,624
Total cost of revenues	26,474	17,157	73,536	48,885
Gross profit	26,473	19,667	77,360	54,898
Selling, general and administrative expenses	23,518	20,826	69,256	59,689
Income (loss) from operations	2,955	(1,159)	8,104	(4,791)
Other expense:
Interest expense, net	(6,214)	(3,396)	(19,282)	(10,000)
Other expense, net	(233)	(228)	(381)	(520)
Loss before income tax expense	(3,492)	(4,783)	(11,559)	(15,311)
Income tax expense (benefit)	445	(2,051)	1,517	(1,312)
Net loss	(3,937)	(2,732)	(13,076)	(13,999)
Other comprehensive income:
Foreign currency translation adjustment	(67)	106	169	(84)
Comprehensive loss	$(4,004)	$(2,626)	$(12,907)	$(14,083)

Loss per share – basic and diluted	$(0.13)	$(0.10)	$(0.46)	$(0.53)

Weighted-average shares outstanding – basic and diluted	31,201	26,590	28,354	26,544

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(13,076)	$(13,999)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	39,454	24,761
Share-based compensation expense	3,609	10,002
Provision for bad debts	813	695
Deferred income tax provision	(260)	(2,882)
Provision for inventory	184	253
Loss on disposal of assets	1,554	1,506
Amortization of deferred financing fees	765	712
Accretion of and adjustments to acquisition contingent consideration	251	—
Other	12	38
Change in operating assets and liabilities:
Trade receivables	(3,616)	236
Inventory	(3,970)	(1,407)
Prepaid expenses and other current assets	(16)	142
Long-term receivables	5,200	4,596
Right-of-use assets	1,288	—
Other assets	(8,524)	(2,643)
Current liabilities	(4,161)	(253)
Operating lease liabilities	(120)	—
Long-term liabilities	824	291
Net cash provided by operating activities	20,211	22,048
Cash flows from investing activities:
Capital expenditures	(28,639)	(12,930)
Net cash paid for acquisition of assets or business	(7,941)	(27,097)
Other	331	16
Net cash used in investing activities	(36,249)	(40,011)
Cash flows from financing activities:
Payments of long-term debt	(5,074)	(4,975)
Payment of deferred financing fees	—	(71)
Payments of secured borrowings	(372)	—
Payments of acquisition contingent consideration	(2,033)	—
Proceeds from exercise of stock options	1,812	86
Shares withheld to cover minimum tax withholdings on equity awards	(905)	(307)
Proceeds from the issuance of Employee Share Purchase Plan shares	177	132
Proceeds from issuance of ordinary shares, net of issuance costs	75,438	—
Net cash provided by (used in) financing activities	69,043	(5,135)
Effect of exchange rates on cash, cash equivalents and restricted cash	12	(7)
Change in cash, cash equivalents and restricted cash	53,017	(23,105)
Cash, cash equivalents and restricted cash at beginning of period	60,771	122,359
Cash, cash equivalents and restricted cash at end of period	$113,788	$99,254

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Three Months Ended September 30, 2019				Three Months Ended September 30, 2018
	Seven Seas		Corporate		Seven Seas		Corporate
	Water	Quench	& Other	Total	Water	Quench	& Other	Total
Revenues:
Bulk water	$14,992	$—	$—	$14,992	$14,626	$—	$—	$14,626
Rental	3,921	20,365	—	24,286	—	16,261	—	16,261
Product sales	2,429	10,340	—	12,769	—	4,952	—	4,952
Financing	900	—	—	900	985	—	—	985
Total revenues	22,242	30,705	—	52,947	15,611	21,213	—	36,824
Gross profit:
Bulk water	8,034	—	—	8,034	7,855	—	—	7,855
Rental	2,109	10,932	—	13,041	—	9,131	—	9,131
Product sales	413	4,085	—	4,498	—	1,696	—	1,696
Financing	900	—	—	900	985	—	—	985
Total gross profit	11,456	15,017	—	26,473	8,840	10,827	—	19,667
Selling, general and administrative expenses	6,914	15,487	1,117	23,518	7,616	12,194	1,016	20,826
Income (loss) from operations	4,542	(470)	(1,117)	2,955	1,224	(1,367)	(1,016)	(1,159)
Other (expense) income, net	(3,408)	(1,569)	(1,470)	(6,447)	(3,044)	(806)	226	(3,624)
Income (loss) before income tax expense	1,134	(2,039)	(2,587)	(3,492)	(1,820)	(2,173)	(790)	(4,783)
Income tax expense (benefit)	490	(46)	1	445	(2,193)	142	—	(2,051)
Net income (loss)	$644	$(1,993)	$(2,588)	$(3,937)	$373	$(2,315)	$(790)	$(2,732)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Nine months Ended September 30, 2019				Nine months Ended September 30, 2018
	Seven Seas		Corporate		Seven Seas		Corporate
	Water	Quench	& Other	Total	Water	Quench	& Other	Total
Revenues:
Bulk water	$44,916	$—	$—	$44,916	$42,682	$—	$—	$42,682
Rental	10,630	58,030	—	68,660	—	45,041	—	45,041
Product sales	6,860	27,651	—	34,511	—	13,012	—	13,012
Financing	2,809	—	—	2,809	3,048	—	—	3,048
Total revenues	65,215	85,681	—	150,896	45,730	58,053	—	103,783
Gross profit:
Bulk water	24,435	—	—	24,435	22,661	—	—	22,661
Rental	7,046	30,716	—	37,762	—	24,801	—	24,801
Product sales	1,139	11,215	—	12,354	—	4,388	—	4,388
Financing	2,809	—	—	2,809	3,048	—	—	3,048
Total gross profit	35,429	41,931	—	77,360	25,709	29,189	—	54,898
Selling, general and administrative expenses	21,532	44,085	3,639	69,256	22,361	34,101	3,227	59,689
Income (loss) from operations	13,897	(2,154)	(3,639)	8,104	3,348	(4,912)	(3,227)	(4,791)
Other expense, net	(10,301)	(4,597)	(4,765)	(19,663)	(8,129)	(2,363)	(28)	(10,520)
Income (loss) before income tax expense	3,596	(6,751)	(8,404)	(11,559)	(4,781)	(7,275)	(3,255)	(15,311)
Income tax expense (benefit)	1,424	92	1	1,517	(1,227)	(85)	—	(1,312)
Net income (loss)	$2,172	$(6,843)	$(8,405)	$(13,076)	$(3,554)	$(7,190)	$(3,255)	$(13,999)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED KEY METRICS

(IN THOUSANDS)

Management uses key metrics for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives.  The Company has provided these metrics because it understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial results and comparing the Company’s financial performance to that of its peer companies and competitors.

NON-GAAP FINANCIAL MEASURES

Among the key metrics are non-GAAP financial measures.  The Company has provided non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparisons across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Adjusted EBITDA

Adjusted EBITDA, a non‑GAAP financial measure, is defined as earnings (loss) before net interest expense, income tax expense or benefit, depreciation and amortization as well as adjusting for the following items: share‑based compensation expense; gain or loss on disposal of assets; acquisition‑related expenses, including professional fees, purchase consideration recorded as compensation expense for acquired employees, and other expenses related to acquisitions; goodwill impairment charges; changes in deferred revenue related to our bulk water business; ERP system implementation charges for a SaaS solution, and charges incurred in connection with restructuring activities.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period‑to‑period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non‑core operational charges, from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods.

Adjusted EBITDA Margin

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenue.

A reconciliation of our GAAP net income (loss) to Adjusted EBITDA, for the periods presented is shown below:

	Three Months Ended September 30, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net income (loss)	$644	$(1,993)	$(2,588)	$(3,937)
Depreciation and amortization	6,319	8,599	—	14,918
Interest expense, net	3,151	1,593	1,470	6,214
Income tax expense (benefit)	490	(46)	1	445
Share-based compensation expense	681	466	176	1,323
Loss on disposal of assets	217	585	—	802
Acquisition-related expenses	134	92	29	255
Changes in deferred revenue related to our bulk water business	249	—	—	249
ERP implementation charges for a SAAS solution	—	89	—	89
Adjusted EBITDA	$11,885	$9,385	$(912)	$20,358

Adjusted EBITDA Margin	53.4%	30.6%	—%	38.4%

	Three Months Ended September 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net income (loss)	$373	$(2,315)	$(790)	$(2,732)
Depreciation and amortization	3,672	5,038	—	8,710
Interest expense (income), net	2,817	805	(226)	3,396
Income tax (benefit) expense	(2,193)	142	—	(2,051)
Share-based compensation expense	2,174	988	191	3,353
Loss on disposal of assets	8	560	—	568
Acquisition-related expenses	699	196	95	990
Changes in deferred revenue related to our bulk water business	134	—	—	134
ERP implementation charges for a SAAS solution	—	315	—	315
Adjusted EBITDA	$7,684	$5,729	$(730)	$12,683

Adjusted EBITDA Margin	49.2%	27.0%	—%	34.4%

A reconciliation of our GAAP net income (loss) to Adjusted EBITDA, for the periods presented is shown below:

	Nine months Ended September 30, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net income (loss)	$2,172	$(6,843)	$(8,405)	$(13,076)
Depreciation and amortization	17,917	21,537	—	39,454
Interest expense, net	9,773	4,745	4,764	19,282
Income tax expense	1,424	92	1	1,517
Share-based compensation expense	1,947	1,281	381	3,609
Loss on disposal of assets	198	1,356	—	1,554
Acquisition-related expenses	583	1,223	284	2,090
Changes in deferred revenue related to our bulk water business	354	—	—	354
ERP implementation charges for a SAAS solution	—	646	—	646
Restructuring expense	—	130	—	130
Adjusted EBITDA	$34,368	$24,167	$(2,975)	$55,560

Adjusted EBITDA Margin	52.7%	28.2%	—%	36.8%

	Nine months Ended September 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(3,554)	$(7,190)	$(3,255)	$(13,999)
Depreciation and amortization	10,911	13,850	—	24,761
Interest expense, net	7,620	2,353	27	10,000
Income tax benefit	(1,227)	(85)	—	(1,312)
Share-based compensation expense	6,437	2,888	677	10,002
Loss on disposal of assets	240	1,266	—	1,506
Acquisition-related expenses	1,405	372	95	1,872
Changes in deferred revenue related to our bulk water business	380	—	—	380
ERP implementation charges for a SAAS solution	—	1,026	—	1,026
Adjusted EBITDA	$22,212	$14,480	$(2,456)	$34,236

Adjusted EBITDA Margin	48.6%	24.9%	—%	33.0%

KEY METRICS

Principal collected on the Peru construction contract

As part of our Peru acquisition, we acquired the rights to a design and construction contract for the construction of a desalination plant and related infrastructure. Pursuant to the contract, we are entitled to receive monthly installment payments that continue until 2024 and are guaranteed by a major shareholder of the customer.  Due to the manner in which this contractual arrangement is structured, these payments are accounted for as a long-term receivable.  Prior to the adoption of the new revenue recognition standard on January 1, 2018, the principal and interest portions of these payments were not recognized as revenue in our consolidated financial statements and therefore were not included in Adjusted EBITDA or in determining Adjusted EBITDA Margin.  As a result of the adoption of the new revenue recognition standard, all financial information presented herein has been restated, including recording the interest portion of these payments as revenue and, thus, including them in Adjusted EBITDA and in determining Adjusted EBITDA Margin.  The principal collected on the Peru construction contract remains the only portion of these monthly payments that is not recognized as revenue in our consolidated financial statements, and therefore is not included in Adjusted EBITDA or in the determination Adjusted EBITDA Margin.

	Three Months Ended September 30, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,344	$—	$—	$1,344

	Three Months Ended September 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,237	$—	$—	$1,237

	Nine months Ended September 30, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$3,949	$—	$—	$3,949

	Nine months Ended September 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$3,637	$—	$—	$3,637

Adjusted EBITDA plus Principal collected on the Peru construction contract

We understand that many in the investment community combine our Adjusted EBITDA and the principal we collect from the design and construction contract for purposes of reviewing and analyzing our financial results.  Our management and board of directors also use this combination in evaluating our performance (including in measuring performance for a portion of the compensation of our executive officers) because they believe it is helpful in better understanding the cash generated from our Seven Seas Water business.  In this regard, and for the sake of clarity and convenience, the combination of our Adjusted EBITDA and the principal collected on the Peru construction contract is presented.

	Three Months Ended September 30, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$13,229	$9,385	$(912)	$21,702

	Three Months Ended September 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$8,921	$5,729	$(730)	$13,920

	Nine months Ended September 30, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$38,317	$24,167	$(2,975)	$59,509

	Nine months Ended September 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$25,849	$14,480	$(2,456)	$37,873